Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                         MONTHLY REPORT - MAY 2003
                                 -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (845,855.761 units) at April 30, 2003          $2,143,193,310
Additions of 32,240.825 units on May 31, 2003                      83,234,182
Redemptions of (5,740.360) units on May 31, 2003                  (14,819,520)
Offering Costs                                                     (1,087,220)
Net Income (Loss) - May 2003                                       41,589,399
                                                               --------------

Net Asset Value (872,356.226 units) at May 31, 2003            $2,252,110,151
                                                               ==============

Net Asset Value per Unit at May 31, 2003                       $     2,581.64
                                                               ==============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                   $   26,440,939
    Change in unrealized                                           22,038,837

  Gains (losses) on forward and swap contracts:
    Realized                                                       (3,202,250)
    Change in unrealized                                           17,822,895
  Interest income                                                   2,049,320
                                                               --------------

                                                                   65,149,741
                                                               --------------

Expenses:
  Brokerage fee                                                    13,339,573
  Performance fee                                                  10,027,520
  Operating expenses                                                  193,249
                                                               --------------

                                                                   23,560,342
                                                               --------------

Net Income (Loss) - May 2003                                   $   41,589,399
                                                               ==============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on May 31, 2003                         $   2,581.64

Net Asset Value per Unit on April 30, 2003                       $   2,533.76

Unit Value Monthly Gain (Loss) %                                        1.89 %

Fund 2003 calendar YTD Gain (Loss) %                                   15.46 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit




Dear Investor,

Are Equities Anticipating Recovery?

May was another positive month for Campbell & Company as economic and political uncertainty dominated the markets that we trade. It was also a month in which equities showed continued resilience, despite an uncertain economic outlook. The NASDAQ was up for the fourth consecutive month to +19.50% YTD, the Dow was up for the third straight month to +6.11% YTD, and the broader S&P 500 was up 10.11% for the year.

While corporate earnings look stronger, unemployment, overcapacity and the ongoing threat of terrorism still loom large over global financial markets. The US dollar weakened further against other major currencies, despite the concern expressed by our trading partners over the impact this would have on global trade.

Interest rates were the best performing sector in May, particularly at the long end of the yield curve, where higher prices reflected lower rates. Currency cross-rates were also positive, while losses in the energy, stock index and currency sectors offset some of these gains.

Following the sharp divergence of the last three years, it is encouraging to see both the equity markets and Campbell & Company delivering positive performance so far in 2003, confirming our long-held belief that these asset classes are truly uncorrelated. If you have any questions, please do not hesitate to call.

Sincerely,

Bruce Cleland
President & CEO